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                                                                    EXHIBIT 23.4


                         INDEPENDENT AUDITORS' CONSENT



     We consent to the use in this Amendment No. 1 to Registration Statement No. 333-48079 of IXC Communications, Inc. on Form S-4 of our report on National Teleservice, Inc. dated July 28, 1997, appearing in the Proxy Statement/Prospectus, which is part of this Registration Statement, and to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-48079 of IXC Communications, Inc. on Form S-4 of our report on National Teleservice, Inc. dated December 6, 1996 (May 12, 1997 as to Note 10) appearing in the current report on Form 8-K/A dated May 7, 1997. We also consent to the reference to us under the heading "Experts" in such Proxy Statement/Prospectus.


/s/  DELOITTE & TOUCHE LLP


April 14, 1998

Minneapolis, Minnesota